Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended September 30, 2020

October 26th, 2020

1	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Forward Looking Statements
Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the COVID-19 pandemic, its impact on the Company and the Company’s response thereto and to the Company’s strategy, plans, intentions, capital resources, liquidity, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.
The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related to the COVID-19 pandemic, including, but not limited to, the risk of business and/or operational disruptions, disruption of the Company’s customers’ businesses that could affect their ability to make rental payments to the Company, supply chain disruptions and delays in the construction or development of the Company’s data centers; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.
While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, as well as other periodic reports the Company files with the Securities and Exchange Commission, many of which should be interpreted as being heightened as a result of the ongoing COVID-19 pandemic and the actions taken to contain the pandemic or mitigate its impact.

2	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Company Profile

QTS

Hyperscale | Hybrid Colocation | Federal

CONNECTIVITY

TECHNOLOGY/ SDP

SUSTAINABILITY

CUSTOMER EXPERIENCE

North America
HILLSBORO
SANTA CLARA
SACRAMENTO
SAN JOSE
PHOENIX
OVERLAND PARK
CHICAGO
FORT WORTH
IRVING
ATLANTA
SUWANEE
MIAMI
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
MANASSAS
RICHMOND
Europe
AMSTERDAM
EEMSHAVEN
GRONINGEN
MEGA DATA CENTERS
DATA CENTERS
LAND

INDUSTRY-LEADING CUSTOMER SERVICE

Net Promoter Score

40
Industry Average
64
68
72
75
88
2015
2016
2017
2018
2019

SERVICE DELIVERY PLATFORM

Industry's First Software-Defined Data Center

REAL-TIME VISIBILITY
ACTIONABLE INSIGHTS

Automate
Digitize
Analyze

GROSS UTILITY POWER

over

1,050MW

APPROXIMATELY

730 ACRES

OF EXPANSION CAPABILITY

WITH CAPACITY TO NEARLY

DOUBLE BUSINESS

IN TERMS OF NET RENTABLE SQUARE FEET WITHIN EXISTING POWERED SHELL

7.5M

GROSS SQUARE FEET

3.4M

SQUARE FEET OF RAISED FLOOR CAPACITY

TOTAL VOLUNTEER HOURS

in 2019

3,113

EXPECT TO PROCURE

100% of our power from renewable energy by **2025**

Data provided as of September 30, 2020

3	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except share data)

	September 30, 2020 (1)	December 31, 2019 (1)
ASSETS
Real Estate Assets
Land	$164,816	$130,605
Buildings, improvements and equipment	2,681,827	2,178,901
Less: Accumulated depreciation	(662,454)	(558,560)
	2,184,189	1,750,946
Construction in progress (2)	957,592	920,922
Real Estate Assets, net	3,141,781	2,671,868
Investments in unconsolidated entity	22,883	30,218
Operating lease right-of-use assets, net	52,816	57,141
Cash and cash equivalents	21,998	15,653
Rents and other receivables, net	87,479	81,181
Acquired intangibles, net	71,367	81,679
Deferred costs, net (3)	57,058	52,363
Prepaid expenses	11,281	10,586
Goodwill	173,843	173,843
Other assets, net (4)	49,046	49,001
TOTAL ASSETS	$3,689,552	$3,223,533
LIABILITIES
Unsecured credit facility, net (5)	$1,217,356	$1,010,640
Senior notes, net of debt issuance costs (5)	396,121	395,549
Finance leases and mortgage notes payable	44,911	46,876
Operating lease liabilities	59,642	64,416
Accounts payable and accrued liabilities	173,793	142,547
Dividends and distributions payable	37,969	34,500
Advance rents, security deposits and other liabilities	21,833	18,027
Derivative liabilities	60,032	26,609
Deferred income taxes	637	749
Deferred income	55,422	39,169
TOTAL LIABILITIES	2,067,716	1,779,082
EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019, respectively (7)	304,223	304,223
Common stock: $0.01 par value, 450,133,000 shares authorized, 64,442,343 and 58,227,523 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	644	582
Additional paid-in capital	1,614,508	1,330,444
Accumulated other comprehensive income (loss)	(56,480)	(24,642)
Accumulated dividends in excess of earnings	(457,993)	(376,002)
Total stockholders’ equity	1,508,114	1,337,817
Noncontrolling interests	113,722	106,634
TOTAL EQUITY	1,621,836	1,444,451
TOTAL LIABILITIES AND EQUITY	$3,689,552	$3,223,533
_______________________________________________________
(1)The balance sheet at September 30, 2020 and December 31, 2019, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.
(2)As of September 30, 2020, construction in progress included $199.5 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.
(3)As of September 30, 2020 and December 31, 2019, deferred costs, net included $6.5 million and $8.0 million of deferred financing costs net of amortization, respectively, and $50.5 million and $44.3 million of deferred leasing costs net of amortization, respectively.
(4)As of September 30, 2020 and December 31, 2019, other assets, net included $44.0 million and $45.8 million of corporate fixed assets, respectively, primarily relating to corporate offices, leasehold improvements and product related assets.
(5)Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $9.5 million and $10.8 million at September 30, 2020 and December 31, 2019, respectively, have been netted against the related debt liability line items for both periods presented.
(6)As of September 30, 2020, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)As of September 30, 2020, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

4	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30,
				2020	2019
Revenues:
Rental (1)	$133,782	$125,996	$121,475	$379,860	$345,841
Other (2)	3,756	5,644	3,780	15,611	11,270
Total revenues	137,538	131,640	125,255	395,471	357,111
Operating expenses:
Property operating costs	43,979	40,349	44,730	125,109	117,403
Real estate taxes and insurance	4,005	4,106	3,713	12,023	10,435
Depreciation and amortization	51,378	47,554	42,875	144,002	123,144
General and administrative (3)	22,082	21,391	19,504	64,156	59,519
Transaction, integration, and impairment costs	1,078	381	827	1,675	3,080
Total operating expenses	122,522	113,781	111,649	346,965	313,581
Gain on sale of real estate, net	—	—	—	—	13,408
Operating income	15,016	17,859	13,606	48,506	56,938
Other income and expense:
Interest income	—	2	22	2	103
Interest expense	(7,516)	(6,924)	(6,724)	(21,602)	(20,329)
Other income (expense)	—	—	370	159	330
Equity in net loss of unconsolidated entity	(366)	(590)	(317)	(1,633)	(992)
Income before taxes	7,134	10,347	6,957	25,432	36,050
Tax benefit (expense) of taxable REIT subsidiaries	(227)	(138)	(369)	(196)	(779)
Net income	6,907	10,209	6,588	25,236	35,271
Net (income) loss attributable to noncontrolling interests (4)	18	(317)	49	(408)	(1,593)
Net income attributable to QTS Realty Trust, Inc.	$6,925	$9,892	$6,637	$24,828	$33,678
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(21,135)	(21,135)
Net income (loss) attributable to common stockholders	$(120)	$2,847	$(408)	$3,693	$12,543

Net income (loss) per share attributable to common shares:
Basic (5)	$(0.07)	$(0.05)	$(0.05)	$(0.13)	$0.12
Diluted (5)	(0.07)	(0.05)	(0.05)	(0.13)	0.12
________________________________________________________
(1)Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $14.9 million, $12.5 million, and $17.6 million for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively, and $39.7 million and $41.0 million for the nine months ended September 30, 2020 and 2019, respectively. Straight line rent was $7.4 million, $5.8 million and $2.3 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $17.0 million and $4.8 million for the nine months ended September 30, 2020 and 2019, respectively.
(2)Includes revenue from managed services, sales of scrap metals and other unused materials, management fees, service fees, development fees and various other non-rental revenue items.
(3)Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 16.1%, 16.2%, and 15.6% of total revenues for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and 16.2% and 16.7% of total revenues for the nine months ended September 30, 2020 and 2019, respectively.
(4)The weighted average noncontrolling ownership interest of QualityTech, LP was 9.7%, 9.9% and 10.7% for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and 10.0% and 10.9% for the nine months ended September 30, 2020 and 2019, respectively.
(5)Basic and diluted net income (loss) per share were calculated using the two-class method.

5	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income (Loss)

(unaudited and in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30,
				2020	2019
Net income	$6,907	$10,209	$6,588	$25,236	$35,271
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	166	64	(426)	7	(360)
Increase (decrease) in fair value of derivative contracts	5,500	(3,641)	(5,733)	(34,856)	(34,192)
Reclassification of other comprehensive income to utilities expense	197	410	—	961	—
Reclassification of other comprehensive income to interest expense	3,352	2,703	(235)	6,813	(1,200)
Comprehensive income (loss)	16,122	9,745	194	(1,839)	(481)
Comprehensive (income) loss attributable to noncontrolling interests	(1,626)	(1,022)	(22)	183	52
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$14,496	$8,723	$172	$(1,656)	$(429)

6	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(unaudited and in thousands, except operating portfolio statistics data and per share data)
This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information or as an expectation of future performance of the Company’s business. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s current operations and its business. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the summary financial information below.

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30,
Summary of Results				2020	2019
Total revenue (1)	$137,538	$131,640	$125,255	$395,471	$357,111
Net income	$6,907	$10,209	$6,588	$25,236	$35,271
Net income (loss) attributable to common stockholders	$(120)	$2,847	$(408)	$3,693	$12,543
Net income (loss) per share attributable to basic common shares (2)	$(0.07)	$(0.05)	$(0.05)	$(0.13)	$0.12
Net income (loss) per share attributable to diluted common shares (2)	$(0.07)	$(0.05)	$(0.05)	$(0.13)	$0.12
FFO available to common stockholders & OP unit holders (3)	$48,620	$48,349	$40,198	$140,699	$116,914
Note: All metrics in the following tables include QTS’ pro rata share of results from the unconsolidated joint venture.

	Three Months Ended			Nine Months Ended
Other Data (including QTS' pro rata share of unconsolidated JV, excl. total revenue)	September 30, 2020	June 30, 2020	September 30, 2019	September 30,
				2020	2019
Total revenue (1)	$137,538	$131,640	$125,255	$395,471	$357,111
MRR (at period end)	$36,913	$36,091	$32,979	$36,913	$32,979
NOI	$90,734	$88,112	$77,684	$261,289	$231,221
NOI as a % of revenue	66.0%	66.9%	62.0%	66.1%	64.7%
Adjusted EBITDA	$75,986	$72,800	$63,001	$215,555	$184,081
Adjusted EBITDA as a % of revenue	55.2%	55.3%	50.3%	54.5%	51.5%
Operating FFO available to common stockholders & OP unit holders	$49,698	$48,730	$41,025	$142,374	$119,994
Operating FFO per diluted share	$0.70	$0.70	$0.65	$2.06	$1.93
Annualized ROIC	11.6%	11.9%	11.9%	11.8%	12.2%

Balance Sheet Data (including QTS' pro rata share of unconsolidated JV) (4)	September 30, 2020		December 31, 2019
Total indebtedness, net of cash and cash equivalents	$1,690,497		$1,482,260
Indebtedness to last quarter annualized Adjusted EBITDA	5.6x		5.6x
Indebtedness to last quarter annualized Adjusted EBITDA pro forma for the effects of forward equity sales	4.1x	(5)	4.8x	(6)
Indebtedness to undepreciated real estate assets	43.7%		45.3%
Indebtedness to Implied Enterprise Value	25.2%		27.0%
________________________________________________________
(1)Excludes QTS’ pro rata share of the unconsolidated joint venture revenue. Total unconsolidated JV revenue at the JV’s 100% share was $4.1 million, $3.4 million and $2.3 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019 respectively, and $10.6 million and $5.9 million for the nine months ended September 30, 2020 and 2019, respectively. QTS’ 50% pro rata share of unconsolidated JV revenue was $2.0 million, $1.8 million and $1.2 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $5.3 million and $2.9 million for the nine months ended September 30, 2020 and 2019, respectively.
(2)Basic and diluted net income (loss) per share were calculated using the two-class method.
(3)Includes QTS’ pro rata share of results from its unconsolidated entity.
(4)The Company has excluded associated debt issuance costs from the Total indebtedness line item for both periods presented. Therefore, the total debt amount, as well as calculations based on the total debt amount, represents the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.
(5)Represents the Company’s leverage ratio pro forma for the effects of approximately $456 million in net proceeds available under forward equity agreements executed through October 26, 2020, the date of this report. The Company expects to use proceeds from these forward equity agreements to fund future capital expenditures.
(6)Represented the Company’s leverage ratio pro forma for the effects of approximately $220 million in net proceeds available under forward equity agreements executed through February 18, 2020, the release date of the December 31, 2019 earnings report.

7	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Operating Portfolio Statistics (including unconsolidated JV at the JV’s 100% share)	September 30, 2020	December 31, 2019
Built out square footage:
Raised floor	1,890,570	1,659,137
Leasable raised floor	1,514,153	1,340,755
Leased raised floor	1,419,599	1,226,188
Data center % occupied	93.8%	91.5%

Total Raw Shell:
Total	7,497,195	7,188,833
Basis-of-design raised floor space (1)	3,384,578	3,213,799

Data center properties	27	24
Basis of design raised floor % developed	55.9%	51.6%

Data center raised floor % owned (2)	96.6%	96.0%
_________________________________________________
(1)See definition in Appendix.
(2)Includes the Santa Clara facility which is subject to a long-term ground lease, includes the unconsolidated JV property at the JV's 100% share, and excludes facilities subject to finance lease obligations. Had the Santa Clara facility been excluded as an owned facility, the owned data center raised floor percentage would be 93.4% and 92.4% at September 30, 2020 and December 31, 2019, respectively.
2020 Guidance

	2020 Revised Guidance		Previous 2020 Guidance		Original 2020 Guidance
($ in millions except per share amounts)	Low	High	Low	High	Low	High
Revenue	$531	$537	$523	$537	$523	$537
Adjusted EBITDA	$288	$293	$280	$290	$275	$285
Operating FFO per fully diluted share	$2.75	$2.83	$2.73	$2.83	$2.69	$2.83
As a result of strong year to date leasing activity, the Company has outperformed its initial expectations for recurring revenue and is increasing its previously announced revenue guidance range of $523 million - $537 million to a new range of $531 million - $537 million, which assumes annual rental churn as previously announced of between 3% and 5%.
Due to continued outperformance in recurring revenue and successful cost management, the Company is increasing its 2020 Adjusted EBITDA guidance from a previous range of $280 million - $290 million to a new range of $288 million - $293 million. As disclosed in the previous quarter, the Company’s revised Adjusted EBITDA outlook includes a full-year aggregate benefit of approximately $2 million - $3 million related to lower than expected corporate travel and utility expense as a result of the ongoing effects of COVID-19.
The Company is increasing its 2020 OFFO per fully diluted share guidance from a previous range of $2.73 - $2.83 per share to a new range of $2.75 - $2.83 per share to reflect its higher Adjusted EBITDA outlook and updated capital development plan.
The Company is increasing its 2020 cash paid for capital expenditures guidance (excluding acquisitions and including its proportionate share of cash capital expenditures associated with the unconsolidated entity) as a result of strong year to date signed leasing activity that has resulted in a $130.6 million booked-not-billed annualized MRR backlog as of September 30, 2020. The Company is increasing its 2020 cash paid for capital expenditures guidance from a previous range of $650 million - $750 million to a new range of $700 million - $800 million.
The Company’s 2020 guidance assumes, among other things, that its facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions for its development activities, and it is able to collect revenues in line with current expectations. While these are the Company’s current assumptions, this is an evolving situation and these assumptions could change, including if the duration of the pandemic is extended, which could affect outlook.
QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and gain (loss) on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

8	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)
Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes ROIC is a helpful metric for users of the financial statements to gauge the Company's performance of its business against the capital it has invested in the business.

ROIC (including QTS' pro rata share of unconsolidated JV)	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30,
				2020	2019
NOI (1) (2)	$90,734	$88,112	$77,684	$261,289	$231,221
Annualized NOI	362,936	352,448	310,736	348,385	308,295
Average undepreciated real estate assets and other net fixed assets placed in service	3,117,375	2,962,995	2,612,180	2,957,637	2,519,579
Annualized ROIC	11.6%	11.9%	11.9%	11.8%	12.2%
________________________________________________________
(1)Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $5.1 million, $4.8 million and $4.8 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019 respectively, and $14.6 million and $13.9 million for the nine months ended September 30, 2020 and 2019, respectively.
(2)NOI includes QTS’ pro rata share of NOI from the unconsolidated joint venture.

	As of			As of
Calculation of Average Undepreciated Real Estate Assets and Other Net Fixed Assets Placed in Service	September 30, 2020	June 30, 2020	September 30, 2019	September 30,
				2020	2019
Real Estate Assets, net	$3,141,781	$2,988,744	$2,571,589	$3,141,781	$2,571,589
Less: Construction in progress	(957,592)	(976,257)	(843,754)	(957,592)	(843,754)
Plus: Accumulated depreciation	662,454	623,915	555,562	662,454	555,562
Plus: Goodwill	173,843	173,843	173,843	173,843	173,843
Plus: Other fixed assets, net	36,940	38,495	44,789	36,940	44,789
Plus: Acquired intangibles, net (1)	60,723	63,925	72,455	60,723	72,455
Plus: Leasing Commissions, net	50,526	47,741	42,082	50,526	42,082
Plus: Assets placed in service in unconsolidated JV (2)	53,991	51,678	42,439	53,991	42,439
Total as of period end	$3,222,666	$3,012,084	$2,659,005	$3,222,666	$2,659,005

Average undepreciated real estate assets and other net fixed assets as of reporting period (3)	$3,117,375	$2,962,995	$2,612,180	$2,957,637	$2,519,579
________________________________________________________
(1)Net of acquired intangible liabilities and deferred tax liabilities.
(2)Represents QTS’ basis in the assets in the JV which were $54.0 million as of September 30, 2020 (calculated as the cost basis of the assets contributed for in serviced phases of $109.2 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $55.2 million), $51.7 million as of June 30, 2020 (calculated as the cost basis of the assets contributed for in serviced phases of $104.6 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $52.9 million) and $42.4 million as of September 30, 2019 (calculated as the cost basis of the assets contributed for in serviced phases of $86.1 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $43.7 million).
(3)Calculated by using average quarterly balance of each account.

9	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and Weighted Average Shares

Implied Enterprise Value as of September 30, 2020:	Shares or Equivalents Outstanding	Market Price or Liquidation Value as of September 30, 2020	Market Capitalization (in thousands)
Class A Common Stock	64,313,935	$63.02	$4,053,064
Class B Common Stock	128,408	63.02	8,092
Total Shares Outstanding	64,442,343
Units of Limited Partnership Interest (1)	6,708,799	63.02	422,789
Options to purchase Class A Common Stock and performance units (2)	1,078,132	63.02	67,944
Effect of Class A common stock associated with forward equity sale (3)	478,623	63.02	30,163
Fully Diluted Total Shares and Units of Limited Partnership Interest outstanding as of September 30, 2020:	72,707,897
Liquidation value of Series A Preferred Stock	4,280,000	25.00	107,000
Liquidation value of Series B Convertible Preferred Stock	3,162,500	100.00	316,250
Total Equity			$5,005,302
Total Indebtedness (4)			1,690,497
Implied Enterprise Value			$6,695,799
________________________________________________________
(1)Includes 50,600 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of September 30, 2020.
(2)Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis and the value of performance awards on an “as if” converted basis as of September 30, 2020.
(3)Represents the “in the money” value of the forward equity shares on an “as if” converted basis as of September 30, 2020.
(4)Excludes all debt issuance costs reflected as a reduction to liabilities at September 30, 2020 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand. This also includes the Company’s pro rata share of unconsolidated joint venture debt, net of its pro rata share of cash on hand at the joint venture.
The following table presents the weighted average fully diluted shares for the three and nine months ended September 30, 2020:

	Three Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2020
Weighted average shares outstanding - basic	61,634,637	60,258,796
Effect of Class A partnership units (1)	6,658,199	6,666,578
Effect of Class O units on an "as if" converted basis (1)	50,600	44,815
Effect of options to purchase Class A common stock and performance units on an "as if" converted basis (2)	1,135,884	1,020,560
Effect of Class A common stock associated with forward equity sale (3)	1,451,412	1,050,479
Weighted average shares outstanding - diluted (4)	70,930,732	69,041,228
________________________________________________________
(1)The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)The average share price for the three and nine months ended September 30, 2020 was $66.24 and $61.43, respectively.
(3)Represents the weighted average “in the money” value of the forward equity shares on an “as if” converted basis.
(4)Series B Convertible Preferred stock was not incorporated on an “as if” converted basis as the conversion would have been antidilutive for the period presented.

10	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of September 30, 2020.

			Net Rentable Square Feet (Operating NRSF) (1)
Properties	Year Acquired(2)	Gross Square Feet (3)	Raised Floor (4)	Office & Other (5)	Supporting Infrastructure (6)	Total	% Occupied(7)	Annualized Rent (8)	Available Utility Power (MW) (9)	Basis of Design ("BOD") NRSF	Current Raised Floor as a % of BOD
Richmond, VA	2010	1,318,353	117,309	51,093	131,654	300,056	85.1%	$35,021,750	110	557,309	21.0%
Atlanta, GA (DC - 1) (10)	2006	968,695	527,186	36,953	364,815	928,954	98.8%	122,157,934	72	527,186	100.0%
Irving, TX	2013	698,000	208,114	15,300	228,656	452,070	95.1%	54,226,439	140	275,701	75.5%
Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	10,514,807	22	158,157	36.8%
Atlanta, GA (DC-2) (11)	2018	495,000	37,839	9,250	34,698	81,787	100.0%	604,800	100	240,000	15.8%
Chicago, IL	2014	474,979	87,500	3,508	88,422	179,430	91.0%	23,393,455	56	215,855	40.5%
Ashburn, VA (DC-1) (12)	2017	445,000	140,586	13,199	145,936	299,721	96.0%	10,710,780	50	178,000	79.0%
Suwanee, GA	2005	369,822	212,975	8,697	107,128	328,800	91.0%	60,483,084	36	212,975	100.0%
Piscataway, NJ	2016	360,000	111,263	19,243	110,479	240,985	94.9%	22,364,575	111	176,000	63.2%
Fort Worth, TX	2016	261,836	71,147	17,232	125,794	214,173	96.3%	5,854,763	50	80,000	88.9%
Hillsboro, OR	2017	158,000	16,563	1,000	14,228	31,791	100.0%	1,511,964	30	85,000	19.5%
Santa Clara, CA (13)	2007	135,322	59,905	1,238	45,094	106,237	90.2%	23,547,632	11	80,940	74.0%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	45.2%	11,102,123	8	54,595	100.0%
Dulles, VA (14)	2017	87,159	30,545	5,997	32,892	69,434	93.4%	18,052,231	13	48,270	63.3%
Leased facilities (15)	2006 & 2015	190,875	62,274	18,650	41,901	122,825	83.8%	23,863,584	14	82,886	75.1%
Other (16)	Misc.	459,549	61,012	49,337	77,441	187,790	78.7%	14,621,632	97	180,380	33.8%
		7,069,164	1,856,970	255,720	1,684,459	3,797,149	93.6%	$438,031,553	920	3,153,254	58.9%

New Property Development
Ashburn, VA (DC - 2) (17)	2017	310,000	—	—	—	—	—%	—	—	165,000	—%

Unconsolidated Properties - at the Entity's 100% Share (18)
Manassas, VA	2018	118,031	33,600	12,663	39,044	85,307	100.0%	$9,856,599	135	66,324	50.7%

Total Properties		7,497,195	1,890,570	268,383	1,723,503	3,882,456	93.8%	$447,888,152	1,055	3,384,578	55.9%
________________________________________________________
(1)Operating NRSF represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.
(2)Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(3)With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 424,773 square feet of QTS office and support space, which is not included in operating NRSF.
(4)Represents management’s estimate of the portion of net rentable square feet (“NRSF”) of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.
(5)Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)Calculated as data center raised floor that is subject to a signed lease for which billing has commenced divided by leasable raised floor based on the current configuration of the properties, expressed as a percentage.
(8)The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(9)Represents installed utility power and transformation capacity that is available for use by the facility as of September 30, 2020.
(10)This property was formerly known as “Atlanta, GA (Metro)” but has been renamed “Atlanta, GA (DC-1)” to distinguish between the existing data center and the recently developed data center shown as “Atlanta, GA (DC – 2)”.
(11)Represents the newly developed data center building at our Atlanta, GA campus.
(12)This property was formerly known as “Ashburn, VA” but has been renamed “Ashburn, VA (DC-1)” to distinguish between the existing data center and the new property development shown as “Ashburn, VA (DC – 2)” within the new property development section.
(13)Subject to long-term ground lease.
(14)The Dulles campus has two data center buildings and the Company is currently relocating customers from the smaller and older facility to the newer facility in an effort to optimize its operating cost structure.
(15)Includes 7 facilities. All facilities are leased, including those subject to finance leases.
(16)Consists of Miami, FL; Lenexa, KS; Overland Park, KS; Eemshaven, Netherlands and Groningen, Netherlands facilities.
(17)Represents the development of a new data center building in our Ashburn, VA market.
(18)Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’ pro rata share of the JV is 50%.

11	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Development Costs Summary

(in millions, except NRSF data)
During the third quarter of 2020, the Company brought online approximately 26 megawatts of gross power and approximately 120,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Atlanta (DC - 2), Ashburn (DC - 1), Irving, Fort Worth, Atlanta-Suwanee and Netherlands facilities at an aggregate cost of approximately $188.1 million.
For the nine months ended September 30, 2020, excluding the Company’s share of capital at the joint venture, the Company brought online approximately 53 megawatts of gross power and approximately 222,000 NRSF of raised floor and customer specific capital at its Ashburn (DC -1), Atlanta (DC - 1), Atlanta (DC - 2), Irving, Fort Worth, Atlanta-Suwanee, Hillsboro, Chicago, Piscataway and Netherlands facilities at an aggregate cost of approximately $484.6 million.

Additionally, during the nine months ended September 30, 2020, the joint venture brought online the third phase at the Manassas facility, representing approximately four megawatts of gross power and approximately 11,000 NRSF of raised floor at an aggregate cost of approximately $22 million at the joint venture’s 100% share, of which the Company’s pro rata share was approximately $11 million. The joint venture intends to bring additional space and power into service as incremental development at the Manassas facility takes place and future phases are delivered to the customer.
The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2020 (in millions).

	Under Construction Costs (1)
Properties	Actual (2)	Estimated Cost to Completion (3)	Total	Expected Completion date
Atlanta, GA (DC - 2) (4)	$42	$8	$50	Q4 2020
Richmond, VA	32	5	37	Q4 2020
Ashburn, VA (DC - 1) (5)	33	2	35	Q4 2020
Hillsboro, OR	11	2	13	Q4 2020
Chicago, IL	6	3	9	Q4 2020
Piscataway, NJ	4	2	6	Q4 2020
Totals	$128	$22	$150
________________________________________________________
(1)In addition to projects currently under construction, the Company’s near-term development projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future development projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.
(2)Represents actual costs under construction through September 30, 2020. In addition to the $128 million of construction costs incurred through September 30, 2020 for development expected to be completed by December 31, 2020, as of September 30, 2020 the Company had incurred $830 million of additional costs (including acquisition costs and other capitalized costs) for other development projects that are expected to be completed after December 31, 2020.
(3)Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.
(4)Represents development associated with the newly developed data center building at our Atlanta, GA campus.
(5)This property was formerly known as “Ashburn, VA” but has been renamed “Ashburn, VA (DC-1)” to distinguish between the existing data center and the new property development labeled “Ashburn, VA (DC – 2)” depicted in other places within this document.

12	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Development Summary

(in millions, except NRSF data)
The following development table presents an overview of the Company’s development pipeline, based on information as of September 30, 2020. This table shows the Company’s ability to increase its raised floor of 1.9 million square feet as of September 30, 2020 to 3.4 million square feet, exclusive of development capacity on adjacent land holdings.

	Raised Floor NRSF Overview as of September 30, 2020
Properties	Current NRSF in Service	Under Construction (1)	Future Available (2)	Basis of Design NRSF	Approximate Adjacent Acreage of Land (3)
Richmond, VA	117,309	22,342	417,658	557,309	182.2
Atlanta, GA (DC - 1) (4)	527,186	—	—	527,186	—
Irving, TX	208,114	—	67,587	275,701	29.4
Princeton, NJ	58,157	—	100,000	158,157	65.0
Atlanta, GA (DC - 2) (5)	37,839	18,000	184,161	240,000	50.3
Chicago, IL	87,500	10,000	118,355	215,855	23.0
Ashburn, VA (DC - 1) (6)	140,586	14,000	23,414	178,000	34.9
Suwanee, GA	212,975	—	—	212,975	15.4
Piscataway, NJ	111,263	7,000	57,737	176,000	—
Fort Worth, TX	71,147	—	8,853	80,000	26.5
Hillsboro, OR	16,563	7,000	61,437	85,000	82.7
Santa Clara, CA	59,905	—	21,035	80,940	—
Sacramento, CA	54,595	—	—	54,595	—
Dulles, VA	30,545	—	17,725	48,270	—
Leased facilities (7)	62,274	—	20,612	82,886	—
Phoenix, AZ	—	—	—	—	84.2
Manassas, VA	—	—	—	—	87.1
Other (8)	61,012	—	119,368	180,380	23.5
	1,856,970	78,342	1,217,942	3,153,254	704.2

New Property Development
Ashburn, VA (DC - 2) (9)	—	—	165,000	165,000	28.0

Unconsolidated JV Properties - at the JV's 100% Share (10)
Manassas, VA	33,600	—	32,724	66,324	—

	1,890,570	78,342	1,415,666	3,384,578	732.2
________________________________________________________
(1)Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2020.
(2)Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2020.
(3)The total cost basis of adjacent land, which is land available for the future development, is approximately $231.6 million, of which approximately $198.4 million is included in Construction in Progress on the consolidated balance sheet. The Basis of Design NRSF does not include any build-out on the available land.
(4)This property was formerly known as “Atlanta, GA (Metro)” but has been renamed “Atlanta, GA (DC-1)” to distinguish between the existing data center and the newly developed data center shown as “Atlanta, GA (DC – 2).”
(5)Represents the newly developed data center building at our Atlanta, GA campus.
(6)This property was formerly known as “Ashburn, VA” but has been renamed “Ashburn, VA (DC-1)” to distinguish between the existing data center and the new property development shown as “Ashburn, VA (DC – 2)” within the new property development section.
(7)Includes 7 facilities. All facilities are leased, including those subject to finance leases.
(8)Consists of Miami, FL; Lenexa, KS; Overland Park, KS; Eemshaven, Netherlands and Groningen, Netherlands facilities.
(9)Represents the development of a new data center building in our Ashburn, VA market.
(10)Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’ pro rata share of the JV is 50%.

13	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)
The Company calculates net operating income, or NOI, as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate.
The breakdown of NOI by facility is shown below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Breakdown of NOI by facility:
Atlanta (DC - 1) data center (1)	$26,579	$26,843	$23,967	$79,524	$71,102
Atlanta-Suwanee data center	12,084	12,592	11,852	37,478	35,835
Richmond data center	6,657	6,436	8,195	19,369	26,674
Irving data center	11,361	11,033	11,250	33,806	34,034
Dulles data center	3,217	3,188	2,890	9,563	8,652
Leased data centers (2)	1,697	1,818	2,273	5,398	6,908
Santa Clara data center	2,289	2,391	1,640	7,275	5,454
Piscataway data center	4,530	4,204	3,139	12,369	10,077
Princeton data center	2,622	2,476	2,481	7,603	7,428
Sacramento data center	1,515	1,422	1,535	4,534	4,657
Chicago data center	4,759	4,460	3,410	13,111	9,215
Ashburn data center	4,679	3,799	1,454	11,084	2,306
Fort Worth data center	3,001	2,296	1,115	6,619	2,141
Atlanta (DC - 2) data center (3)	1,503	—	—	1,498	—
Other facilities (4)	3,061	4,227	1,611	9,108	4,790
NOI from consolidated operations (5)	$89,554	$87,185	$76,812	$258,339	$229,273
Pro rata share of NOI from unconsolidated entity (6)	1,180	927	872	2,950	1,948
Total NOI	$90,734	$88,112	$77,684	$261,289	$231,221
________________________________________________________
(1)This property was formerly known as “Atlanta, GA (Metro)” but has been renamed “Atlanta, GA (DC-1)” to distinguish between the existing data center and the newly developed data center shown as “Atlanta, GA (DC – 2).”
(2)Includes 7 facilities. All facilities are leased, including those subject to finance leases.
(3)Represents the newly developed data center building at our Atlanta, GA campus.
(4)Consists of Miami, FL; Lenexa, KS; Overland Park, KS; Eemshaven, Netherlands and Groningen, Netherlands facilities. In addition, includes management fees and development fees.
(5)Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $5.1 million, $4.8 million and $4.8 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $14.6 million and $13.9 million for the nine months ended September 30, 2020 and 2019, respectively.
(6)QTS’ pro rata share of the JV is 50%.

14	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Our cash paid for capital expenditures is summarized as follows:

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30,
				2020	2019
Development (1)	$171,350	$187,824	$39,043	$503,654	$175,039
Acquisitions	10,831	—	22,362	12,628	68,517
Maintenance capital expenditures	2,268	4,220	381	8,150	3,323
Other capital expenditures (2)	27,116	23,731	24,484	77,250	75,952
Total capital expenditures	$211,565	$215,775	$86,270	$601,682	$322,831
________________________________________________________
(1)Includes QTS’ pro rata share of capital expenditures associated with the unconsolidated joint venture. Total capital expenditures of the joint venture were approximately $3 million (of which $1 million was our pro rata share) for the three months ended September 30, 2020, less the equity contribution of the JV partner and the JV partners’ portion of debt of $2 million. Total capital expenditures of the joint venture were approximately $12 million (of which $5 million was our pro rata share) for the three months ended June 30, 2020, less the equity contribution of the JV partner and the JV partners’ portion of debt of $7 million. Total capital expenditures of the joint venture were approximately $4 million (of which $2 million was our pro rata share) for the three months ended September 30, 2019, less the equity contribution of the JV partner and the JV partners’ portion of debt of $2 million. Total capital expenditures of the joint venture were approximately $16 million (of which $7 million was our pro rata share) for the nine months ended September 30, 2020, less equity contribution of the JV partner and the JV partners’ portion of debt of $9 million. Total capital expenditures of the joint venture were approximately $38 million (of which $18 million was our pro rata share) for the nine months ended September 30, 2019, less equity contribution of the JV partner and the JV partners’ portion of debt of $20 million.
(2)Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

15	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution. The amounts below include renewals when there was a change in square footage rented, but exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 17 for such renewals). The amounts below include results of the consolidated business as well as QTS’ 50% pro rata share of the leasing activity attributable to the JV, if any.
During the third quarter of 2020, the Company entered into 540 new and modified leases aggregating to $26.0 million of incremental annualized rent. The Company’s third quarter leasing performance was driven by several multi-megawatt deals signed in both its Hyperscale and Federal product offerings, combined with continued steady performance in its Hybrid Colocation product offering. Pricing on new and modified renewal leases was $390 annualized rent per leased square foot, which was below the Company’s trailing four quarter average pricing per square foot of $447. Lower annualized rent per leased square foot in the third quarter was primarily driven by a larger hyperscale lease which was structured as a triple-net lease, whereby certain QTS operating costs associated with the customer's deployment are recovered from the customer and not directly factored into the base rent. Excluding the impact of this lease, pricing during the third quarter would have been approximately $432 annualized rent per leased square foot which is consistent with the Company’s prior four quarter average.
The pricing on new and modified leases signed varies quarter to quarter based on the mix of deals leased, as hyperscale and hybrid colocation leases vary on a rate per square foot basis. Annualized rent per leased square foot is computed using the total rent associated with all new and modified leases for the respective periods.

	Period	Number of Leases	Annualized rent per leased sq ft		Incremental Annualized Rent, Net of Downgrades (1)
New/modified leases signed	Q3 2020	540	390	(2)	26,002,722
	P4QA (3)	451	447		22,001,246
	Q2 2020	499	548		21,044,584
	Q1 2020	486	388		21,832,767
	Q4 2019	373	465		27,742,166
	Q3 2019	444	404		17,385,468
________________________________________________________
(1)Amounts include incremental MRR only, net of downgrades. Figures do not include cost recoveries.
(2)Pricing on new and modified renewal leases during the quarter reflects a larger hyperscale contract signed during the quarter which was structured as a triple-net lease. Excluding the impact of this lease, pricing during the third quarter would have been approximately $432 annualized rent per leased square foot.
(3)Average of prior four quarters.
The following table outlines the booked-not-billed (“BNB”) balance as of September 30, 2020 and how it is expected to affect revenue in 2020 and subsequent years based on the current terms of the applicable contracts.
Note: The following table includes QTS’ 50% pro rata share of BNB revenue from the unconsolidated joint venture.

Booked-not-billed ("BNB") (1)	2020	2021	Thereafter	Total
MRR	$1,955,937	$6,017,948	$2,908,504	$10,882,389
Incremental revenue (2)	4,464,483	39,872,683	34,902,048
Annualized revenue (3) (4)	$23,471,244	$72,215,376	$34,902,048	$130,588,668
________________________________________________________
(1)Includes the Company’s consolidated booked-not-billed balance in addition to booked-not-billed revenue associated with the unconsolidated JV at QTS’ pro rata share of the booked-not-billed revenue. Of the $130.6 million annualized BNB revenue, approximately $1.1 million related to QTS’ pro rata share of booked-not-billed revenue associated with the unconsolidated JV.
(2)Incremental revenue represents the expected amount of recognized MRR for the business in the period based on when the booked-not-billed leases commence throughout the period.
(3)Annualized revenue represents the booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR might have been recognized if the booked-not-billed leases commencing in the period were in place for an entire year.
(4)As of September 30, 2020, adjusting booked-not-billed revenue for the effects of revenue which had begun recognition via straight line rent, the Company’s annualized booked-not-billed balance was $76.6 million, of which $15.4 million was attributable to 2020, $45.8 million was attributable to 2021, and $15.5 million was attributable to years thereafter.
The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of September 30, 2020 to be approximately $197 million. This estimate generally includes customers with newly contracted space of more than 3,300 square feet of raised floor space. The space, power and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

16	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased as hyperscale and hybrid colocation vary on a rate per square foot basis.
Consistent with the Company’s strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates. The amounts below include results of the consolidated business as well as QTS’ 50% pro rata share of the renewal leasing activity attributable to the JV, if any.
The average rent per square foot for renewals signed in the third quarter of 2020 was 1.8% higher than the rates for those customers immediately prior to renewal, which is consistent with the Company’s expectation that renewal rates will generally increase in the low to mid-single digits.
Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.7% for the third quarter of 2020. Rental Churn was 2.9% for the nine months ended September 30, 2020, which remains consistent with the Company’s expectation for full year churn guidance of 3-5%. The Company’s 1.7% churn during the three months ended September 30, 2020 represented an increase quarter-over-quarter, however this was largely driven by timing as customer attrition in the first half of the year generally trended better than initially anticipated with some churn events getting pushed from the first half of the year into the second half of the year.

	Period	Number of renewed leases	Annualized rent per leased sq ft	Annualized Rent	Rent Change (1)
Renewed Leases	Q3 2020	91	$609	$14,530,020	1.8%
	P4Q avg (2)	92	598	17,054,884	1.9%
	Q2 2020	112	509	19,555,593	2.6%
	Q1 2020	78	871	11,279,385	5.0%
	Q4 2019	90	777	11,522,508	(2.2%)
	Q3 2019	88	541	25,862,052	2.0%
________________________________________________________
(1)Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.
(2)Average of prior four quarters.

17	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Lease Expirations

Hyperscale leases are typically 5-10 years with the majority of hyperscale lease expirations occurring in 2022 and beyond. Hybrid colocation leases are typically 3 years in duration, with the majority of hybrid colocation lease expirations occurring between 2021 and 2023. The following table sets forth a summary schedule of the lease expirations as of September 30, 2020. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised.
Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the JV is 50%.

Year of Lease Expiration	Number of Leases Expiring (1)	Total Raised Floor of Expiring Leases	% of Portfolio Leased Raised Floor	Annualized Rent (2)	% of Portfolio Annualized Rent	Hyperscale as % of Portfolio Annualized Rent	Hybrid Colocation as % of Portfolio Annualized Rent
Month-to-Month (3)	975	10,659	1%	$9,136,059	2%	—%	2%
2020	743	89,694	6%	44,064,909	10%	2%	8%
2021	1,624	306,530	22%	117,510,610	27%	7%	20%
2022	1,145	348,715	25%	120,039,065	27%	12%	15%
2023	666	139,689	10%	63,826,055	14%	2%	12%
After 2023	598	508,037	36%	88,383,153	20%	11%	9%
Portfolio Total	5,751	1,403,324	100%	$442,959,851	100%	34%	66%
________________________________________________________
(1)Represents each agreement with a customer signed as of September 30, 2020 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments.
(3)Consists of customer leases whose original contract terms ended and have continued on a month-to-month basis.

18	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Largest Customers

As of September 30, 2020, the Company’s portfolio was leased to over 1,200 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of September 30, 2020 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing).
Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the JV is 50%.

Principal Customer Industry	Number of Locations	Annualized Rent (1)	% of Portfolio Annualized Rent	Weighted Average Remaining Lease Term (months) (2)
Content & Digital Media	2	$47,141,653	10.6%	20
Cloud & IT Services	4	24,616,977	5.6%	54
Cloud & IT Services	1	19,241,485	4.3%	18
Content & Digital Media	4	15,696,327	3.5%	22
Cloud & IT Services	9	14,430,999	3.3%	41
Cloud & IT Services	3	10,534,631	2.4%	43
Cloud & IT Services	5	7,319,088	1.7%	12
Government & Security	1	6,977,837	1.6%	30
Retail	1	6,612,304	1.5%	21
Other	2	6,294,326	1.4%	19
Total / Weighted Average		$158,865,627	35.9%	29
________________________________________________________
(1)Annualized rent is presented for leases commenced as of September 30, 2020. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(2)Weighted average based on customer’s percentage of total annualized rent expiring and is as of September 30, 2020.

19	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Product & Industry Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of September 30, 2020:

	September 30, 2020		December 31, 2019
	Annualized Rent (1)	% of Portfolio	Annualized Rent (1)	% of Portfolio
Hyperscale	$151,107,398	34%	$136,232,356	33%
Hybrid Colocation	291,852,453	66%	272,170,874	67%
Portfolio Total	$442,959,851	100%	$408,403,230	100%
________________________________________________________
(1)Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the JV is 50%
The following table sets forth information relating to the industry segmentation as a percentage of annualized rent of customers as of September 30, 2020:

As of September 30, 2020
Industry Segmentation - % of Annualized Rent

Financial Servies
15.1%
Government & Security
5.1%
Network
7.1%
Health Care
7.2%
Retail
4.9%
Other
9.3%
Content & Digital Media
18.2%
Cloud & IT Services
33.1%

The following table sets forth information relating to the industry segmentation as a percentage of annualized rent of customers as of December 31, 2019:

As of December 30, 2019
Industry Segmentation - % of Annualized Rent

Financial Servies
15.3%
Government & Security
5.3%
Network
7.2%
Health Care
7.1%
Retail
5.6%
Other
8.8%
Content & Digital Media
19.2%
Cloud & IT Services
31.5%

20	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(unaudited and in thousands)
The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average Effective Interest Rate at September 30, 2020 (1)				Outstanding Balance as of:
			Maturity Date	Pro Forma September 30, 2020 (2)	September 30, 2020	December 31, 2019
Unsecured Credit Facility (3)
Revolving Credit Facility	1.38%		December 17, 2023	$172,951	$522,951	$317,028
Term Loan A	3.26%		December 17, 2024	225,000	225,000	225,000
Term Loan B	3.30%		April 27, 2025	225,000	225,000	225,000
Term Loan C	3.46%		October 18, 2026	250,000	250,000	250,000
Term Loan D (4)	1.45%		January 15, 2026	250,000	—	—
Senior Notes (3)	4.75%		November 15, 2025	—	400,000	400,000
2028 Senior Notes (4)	3.88%		October 1, 2028	500,000	—	—
Lenexa Mortgage	4.10%		May 1, 2022	1,689	1,689	1,736
Finance Leases	4.36%		2021 - 2038	43,222	43,222	45,140
Total consolidated debt	3.09%	(5)		1,667,862	1,667,862	1,463,904

QTS’ Pro Rata Share of Unconsolidated JV Debt (3)	4.47%		February 22, 2023	45,314	45,314	35,166
Total consolidated and unconsolidated debt				$1,713,176	$1,713,176	$1,499,070
________________________________________________________
(1)The coupon interest rates associated with Term Loan A, Term Loan B, Term Loan C and debt at the unconsolidated JV level incorporate the effects of interest rate swaps in effect as of September 30, 2020.
(2)Balances include the pro forma effects of the Company’s issuance of $500 million 2028 Senior Notes and $250 million Term Loan D which were both issued subsequent to September 30, 2020. Pro forma balances assume the proceeds generated from the aforementioned debt issuances were used to fund the redemption of the existing Senior Notes (excluding the impact of early redemption fees) as well as pay down the Company’s unsecured revolving credit facility.
(3)Balances exclude debt issuance costs reflected as offsets to liabilities.
(4)Entered into, or issued, as applicable, subsequent to September 30, 2020. The interest rate on Term Loan D consists of a 1.2% spread plus 0.25% LIBOR floor.
(5)The total consolidated weighted average effective interest rate at September 30, 2020 is calculated excluding the pro forma effects of Term Loan D and the 2028 Senior Notes.

	Pro Forma September 30, 2020 (1)	% of total	Outstanding Balance as of: September 30, 2020 (2)	% of total	Outstanding Balance as of: December 31, 2019 (2)	% of total
Fixed Rate Debt	$1,290,225	75.3%	$1,190,225	69.5%	$1,082,042	72.2%
Floating Rate Debt	422,951	24.7%	522,951	30.5%	417,028	27.8%
	$1,713,176	100.0%	$1,713,176	100.0%	$1,499,070	100.0%
________________________________________________________
(1)Balances include the pro forma effects of the Company’s issuance of $500 million 2028 Senior Notes and $250 million Term Loan D which were both issued subsequent to September 30, 2020. Pro forma balances assume the proceeds generated from the aforementioned debt issuances were used to fund the redemption of the existing Senior Notes as well as pay down the Company’s unsecured revolving credit facility.
(2)As of September 30, 2020, the entire balance of all term loan debt is swapped to a fixed rate. As of September 30, 2020, the calculation includes the effects of $90 million of debt at the joint venture (of which $45 million is QTS’ share) that is swapped to a fixed rate. As of December 31, 2019, the calculation included all debt that was currently at a fixed rate and pro forma for an additional $200 million of debt that was swapped to a fixed rate that became effective January 2, 2020. As of December 31, 2019, the calculation also included the effects of $70 million of debt at the joint venture (of which $35 million is QTS’ share) that was swapped to a fixed rate.

21	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Scheduled debt maturities as of September 30, 2020:

Debt instruments	2020	2021	2022	2023	2024	Thereafter	Total
Unsecured Credit Facility (1)	$—	$—	$—	$522,951	$225,000	$475,000	$1,222,951
Senior Notes (1)	—	—	—	—	—	400,000	400,000
Lenexa Mortgage	18	72	1,599	—	—	—	1,689
Finance Leases	660	2,713	2,958	3,229	3,516	30,146	43,222
Total consolidated debt	678	2,785	4,557	526,180	228,516	905,146	1,667,862

QTS’ Pro Rata Share of Unconsolidated JV Debt (1)	1	4	4	45,204	5	96	45,314
Total consolidated and unconsolidated debt	$679	$2,789	$4,561	$571,384	$228,521	$905,242	$1,713,176

Pro forma total consolidated and unconsolidated debt (2)	$679	$2,789	$4,561	$221,384	$228,521	$1,255,242	$1,713,176
________________________________________________________
(1)Balances excludes debt issuance costs reflected as offsets to liabilities.
(2)Balances include the pro forma effects of the Company’s issuance of $500 million 2028 Senior Notes and $250 million Term Loan D which were both issued subsequent to September 30, 2020. Pro forma balances assume the proceeds generated from the aforementioned debt issuances were used to fund the redemption of the existing Senior Notes as well as pay down the Company’s unsecured revolving credit facility.

22	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)
A summary of the Company’s interest expense is as follows:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Interest costs and fees	$13,664	$13,627	$14,409	$41,567	$42,246
Amortization of deferred financing costs	990	991	978	2,968	2,935
Capitalized interest (1)	(7,138)	(7,694)	(8,663)	(22,933)	(24,852)
Total consolidated interest expense	7,516	6,924	6,724	21,602	20,329

QTS’ pro rata share of unconsolidated JV interest expense	666	526	478	1,733	1,190
Total consolidated and unconsolidated interest expense	$8,182	$7,450	$7,202	$23,335	$21,519
________________________________________________________
(1)The weighted average interest rate, including the effects of interest rate swaps, for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019 was 3.09%, 3.12%, and 4.27%, respectively.

23	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures
This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) Revenue; (2) FFO, Operating FFO and Adjusted Operating FFO; (3) MRR and Recognized MRR; (4) NOI; and (5) EBITDAre and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. Revenue, FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.
Definitions
Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.
Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new development projects due to changes in the Company’s configuration of product space.
Basis-of-design raised floor space. The Company defines basis-of-design raised floor space as the total data center raised floor potential of its existing data center facilities.
Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for development or space used for the Company’s own office space.
The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP (the “Operating Partnership” or “OP”).

24	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO
The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental operating performance measure because, in excluding real estate-related depreciation and amortization, impairment write-downs of depreciable real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.
Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.
Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, equity-based compensation and similar adjustments for unconsolidated entities.
The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

25	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below (unaudited and in thousands):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
FFO
Net income	$6,907	$10,209	$6,588	$25,236	$35,271
Equity in net loss of unconsolidated entity	366	590	317	1,633	992
Real estate depreciation and amortization	47,880	44,196	39,969	133,776	114,440
Gain on sale of real estate, net	—	—	—	—	(13,408)
Pro rata share of FFO from unconsolidated entity	512	399	369	1,189	754
FFO (1)	55,665	55,394	47,243	161,834	138,049
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(21,135)	(21,135)
FFO available to common stockholders & OP unit holders	48,620	48,349	40,198	140,699	116,914

Transaction and integration costs	1,078	381	827	1,675	3,080
Operating FFO available to common stockholders & OP unit holders (2)	49,698	48,730	41,025	142,374	119,994

Maintenance capital expenditures	(2,268)	(4,220)	(381)	(8,150)	(3,323)
Leasing commissions paid	(9,670)	(6,805)	(7,302)	(25,473)	(20,345)
Amortization of deferred financing costs	990	991	978	2,968	2,935
Non real estate depreciation and amortization	3,498	3,358	2,906	10,226	8,704
Straight line rent revenue and expense and other	(7,196)	(5,702)	(2,278)	(16,653)	(4,679)
Tax expense from operating results	227	138	369	196	779
Equity-based compensation expense	7,315	6,082	4,456	18,271	12,052
Adjustments for unconsolidated entity	(211)	(88)	63	(232)	43
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$42,383	$42,484	$39,836	$123,527	$116,160
________________________________________________________
(1)No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, nor were any gains, losses or impairment write-downs associated with assets incidental to our primary business incurred during the nine months ended September 30, 2020 and 2019.
(2)The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

26	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR
The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.
Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.
Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.
A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below (unaudited and in thousands):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Recognized MRR in the period
Total period revenues (GAAP basis)	$137,538	$131,640	$125,255	$395,471	$357,111
Less: Total period variable lease revenue from recoveries	(14,887)	(12,528)	(17,563)	(39,689)	(41,028)
Total period deferred setup fees	(5,300)	(4,520)	(4,041)	(13,745)	(11,095)
Total period straight line rent and other	(9,184)	(9,327)	(4,768)	(26,543)	(14,195)
Recognized MRR in the period	108,167	105,265	98,883	315,494	290,793

MRR at period end
Total period revenues (GAAP basis)	$137,538	$131,640	$125,255	$395,471	$357,111
Less: Total revenues excluding last month	(91,485)	(87,538)	(81,114)	(349,418)	(312,970)
Total revenues for last month of period	46,053	44,102	44,141	46,053	44,141
Less: Last month variable lease revenue from recoveries	(4,643)	(4,350)	(6,369)	(4,643)	(6,369)
Last month deferred setup fees	(1,864)	(1,533)	(1,684)	(1,864)	(1,684)
Last month straight line rent and other	(3,044)	(2,480)	(3,452)	(3,044)	(3,452)
Add: Pro rata share of MRR at period end of unconsolidated entity	411	352	343	411	343
MRR at period end	$36,913	$36,091	$32,979	$36,913	$32,979

27	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA,
The Company calculates EBITDAre in accordance with the standards established by NAREIT. EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property related to its primary business, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property related to its primary business , and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset based charges (primarily depreciation and amortization) from its operating results.
Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.
Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.
A reconciliation of net income to EBITDAre and Adjusted EBITDA is presented below (unaudited and in thousands):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
EBITDAre and Adjusted EBITDA
Net income	$6,907	$10,209	$6,588	$25,236	$35,271
Equity in net loss of unconsolidated entity	366	590	317	1,633	992
Interest income	—	(2)	(22)	(2)	(103)
Interest expense	7,516	6,924	6,724	21,602	20,329
Tax expense of taxable REIT subsidiaries	227	138	369	196	779
Depreciation and amortization	51,378	47,554	42,875	144,002	123,144
Gain on disposition of depreciated property	—	—	—	—	(13,408)
Pro rata share of EBITDAre from unconsolidated entity	1,178	924	867	2,921	1,945
EBITDAre (1)	$67,572	$66,337	$57,718	$195,588	$168,949

Equity-based compensation expense	7,315	6,082	4,456	18,271	12,052
Transaction, integration and implementation costs	1,099	381	827	1,696	3,080
Adjusted EBITDA	$75,986	$72,800	$63,001	$215,555	$184,081
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(1)No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, nor were any gains, losses or impairment write-downs associated with assets incidental to our primary business incurred during the nine months ended September 30, 2020 and 2019.

28	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)
The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction, integration and impairment costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.
Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.
A reconciliation of net income to NOI is presented below (unaudited and in thousands):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Net Operating Income (NOI)
Net income	$6,907	$10,209	$6,588	$25,236	$35,271
Equity in net loss of unconsolidated entity	366	590	317	1,633	992
Interest income	—	(2)	(22)	(2)	(103)
Interest expense	7,516	6,924	6,724	21,602	20,329
Depreciation and amortization	51,378	47,554	42,875	144,002	123,144
Other (income) expense	—	—	(370)	(159)	(330)
Tax expense of taxable REIT subsidiaries	227	138	369	196	779
Transaction and integration costs	1,078	381	827	1,675	3,080
General and administrative expenses	22,082	21,391	19,504	64,156	59,519
Gain on sale of real estate, net	—	—	—	—	(13,408)
NOI from consolidated operations (1)	$89,554	$87,185	$76,812	$258,339	$229,273
Pro rata share of NOI from unconsolidated entity	1,180	927	872	2,950	1,948
Total NOI (1)	$90,734	$88,112	$77,684	$261,289	$231,221
________________________________________________________
(1)Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $5.1 million, $4.8 million and $4.8 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $14.6 million and $13.9 million for the nine months ended September 30, 2020 and 2019, respectively.

29	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com